Exhibit 99.1
For Immediate Release
ITC HOLDINGS REPORTS INCREASED THIRD QUARTER
AND YEAR-TO-DATE 2010 RESULTS; RAISES 2010
EARNINGS PER SHARE GUIDANCE
     Highlights
•	Net income for the third quarter of $38.4 million, or $0.75 per diluted common share

•	Net income for the nine months ended September 30, 2010 of $108.9 million, or $2.13 per diluted common share

•	Capital investments of $333.2 million for the nine months ended September 30, 2010

•	2010 earnings per share guidance increased to $2.75 to $2.80 per share; reaffirmed 2010 capital expenditure guidance of $420 to $460 million

•	Reaffirmed 2011 earnings per share guidance of $3.20 to $3.30 per share and capital expenditure guidance of $560 to $640 million

	Three months ended		Nine months ended
	September 30,		September 30,
(in thousands, except per share data)	2010	2009	2010	2009
OPERATING REVENUES	$178,020	$151,328	$507,776	$464,507

NET INCOME	$38,394	$37,818	$108,899	$97,336

DILUTED EPS	$0.75	$0.74	$2.13	$1.92
NOVI, Mich., October 27, 2010 — ITC Holdings Corp. (NYSE: ITC) today announced its third quarter and year-to-date results for the period ended September 30, 2010. Net income for the quarter was $38.4 million, or $0.75 per diluted common share, compared to $37.8 million, or $0.74 per diluted common share for the third quarter of 2009. Net income for the nine months ended September 30, 2010 was $108.9 million, or $2.13 per diluted common share, compared to $97.3 million, or $1.92 per diluted common share for the same period last year. Diluted earnings per share in the third quarter and year-to-date 2009 periods include $0.11 associated with the recognition of regulatory assets at ITC Great Plains that did not reoccur in 2010.
For the nine months ended September 30, 2010, ITC invested $333.2 million in capital projects at its operating companies, including $45.5 million, $102.0 million, $175.6 million and $10.1 million at ITCTransmission, METC, ITC Midwest and ITC Great Plains, respectively.
“ITC continues to extend its strong track record of superior operational and financial performance,” said Joseph L. Welch, chairman, president and CEO of ITC. “Our year-to-date results further demonstrate our ability to deliver on our commitments to customers and shareholders through the execution of our strategic plan. Importantly, while delivering near-term results, we are also building a solid foundation to support execution of our new five-year capital plan, which provides for significant investment in transmission infrastructure to improve energy delivery, reliability and efficiency, and allow for non-discriminatory access to all generating sources.”
Reported net income for the third quarter of 2010 increased $0.6 million, or $0.01 per diluted common share, compared to the same period in 2009. For the nine months ended September 30, 2010, net income increased $11.6 million, or $0.21 per diluted common share, compared to the same period in 2009. Results for the third quarter and year-to-date 2009 periods reflect the impacts of the recognition of $9.3 million, or $0.11 per diluted common share, of regulatory assets at ITC Great Plains. 2010 results do not include the recognition of any such regulatory assets. In addition to this item, other key drivers that contributed to year-over-year variances include:
•	An increase in net income for the quarter and year-to-date period due to higher rate base and Allowance for Funds Used During Construction (AFUDC) at all operating companies.

•	Higher net income for the quarter and year-to-date period due to lower non-recoverable expenses.

•	Higher net income for the quarter and year-to-date period due to a lower consolidated effective income tax rate.

•	These increases in net income for the quarter and year-to-date period were partially offset by higher interest expense resulting from our financing activities for ITC Holdings which were completed in late 2009.
EPS and Capital Expenditure Guidance
As a result of ITC’s financial performance for the nine months ended September 30, 2010, ITC is today raising its 2010 earnings per share guidance to a range of $2.75 to $2.80 per share, from a previous range of $2.70 to $2.75 per share.
2010 capital expenditure guidance remains in the range of $420 to $460 million, including $50 to $60 million, $130 to $140 million, $220 to $235 million and $20 to $25 million for ITCTransmission, METC, ITC Midwest and ITC Great Plains, respectively.
ITC is also reaffirming its 2011 earnings per share guidance of $3.20 to $3.30 and capital expenditure guidance of $560 to $640 million. Capital expenditure guidance reflects $60 to $75 million, $155 to $170 million, $225 to $250 million and $120 to $145 million for ITCTransmission, METC, ITC Midwest and ITC Great Plains, respectively.
Third Quarter 2010 Financial Results Detail
ITC’s operating revenues for the third quarter increased to $178.0 million from $151.3 million for the same period last year. This increase was primarily due to higher network revenues attributable to higher recoverable expenses associated with operating and maintenance expense and higher rate base at our regulated operating subsidiaries. In addition, the increase resulted from higher point-to-point revenues due primarily to an increase in scheduled transmission flow over our transmission systems.
Operation and maintenance (O&M) expenses of $33.7 million were $11.6 million higher during the third quarter of 2010 compared to the same period in 2009. This increase was a result of higher equipment and structure maintenance expenses, higher vegetation management expenses and higher tower painting expenses. The lower operation and maintenance expenses in 2009 were due in part to the expense mitigation efforts in 2009.
General and administrative (G&A) expenses of $18.2 million were $8.7 million higher during the third quarter of 2010 compared to the same period in 2009. This increase was largely a result of the reduction of expenses in 2009 in connection with the recognition of regulatory assets at ITC Great Plains which did not reoccur in 2010. In addition, G&A expenses increased due to personnel additions and higher stock compensation expense. G&A expenses for the quarter include $2.1 million of development costs at ITC Grid Development and its subsidiaries and at Green Power Express which were $0.2 million higher than the same period in 2009, absent the impacts of the recognition of the regulatory assets in 2009.
Depreciation and amortization expenses of $20.9 million increased by $1.3 million during the third quarter of 2010 compared to the same period in 2009. This increase was primarily due to a higher depreciable asset base resulting from property, plant and equipment additions. The increase was partially offset by the reduced depreciation rates that went into effect at ITCTransmission and METC in the third and fourth quarter of 2009, respectively. In addition, the increase in depreciation expense was further offset by lower depreciation expense at ITC Midwest due primarily to the Federal Energy Regulatory Commission (FERC) approval in July 2010 of a depreciation study for ITC Midwest which revised the depreciation rates used to calculate depreciation expense for the entire 2010 calendar year.
Interest expense of $36.1 million increased by $3.7 million for the third quarter of 2010 compared to the same period in 2009, due primarily to higher borrowing levels to finance capital expenditures.
The effective income tax rate for the third quarter of 2010 was 37.1 percent compared to 37.6 percent the same period last year.
Year-To-Date 2010 Financial Results Detail
ITC’s operating revenues for the nine months ended September 30, 2010 increased to $507.8 million from $464.5 million for the same period last year. This increase was primarily due to higher network revenues attributable to higher rate base at our regulated operating subsidiaries and higher recoverable expenses due primarily to higher operating and maintenance expenses, partially offset by lower recoverable depreciation and amortization expenses. In addition, the increase resulted from higher regional cost sharing revenues in 2010, due primarily to capital projects placed in-service that have been identified by MISO as eligible for regional cost sharing, and due to higher point-to-point revenues due primarily to an increase in scheduled transmission flow over our transmission systems. Lastly, other revenues increased due primarily to revenue recognized at METC for utilization of its jointly-owned transmission lines under its transmission ownership and operating agreements.
O&M expenses of $86.0 million were $18.2 million higher for the nine months ended September 30, 2010 compared to the same period in 2009. This increase was a result of higher equipment and structure maintenance expenses, higher vegetation management expenses and higher tower painting expenses. The lower operation and maintenance expenses in 2009 were due in part to the expense mitigation efforts in 2009.
G&A expenses of $53.4 million for the nine months ended September 30, 2010 were $3.7 million higher compared to the same period in 2009. This increase was largely a result of the reduction of expenses in 2009 in connection with the recognition of regulatory assets at ITC Great Plains which did not reoccur in 2010. In addition, G&A expenses increased due to personnel additions and higher stock compensation expense. These increases were partially offset by lower professional advisory and consulting services as well as lower general business expenses. G&A expenses for the nine months ended September 30, 2010 include $5.6 million of development costs at ITC Grid Development and its subsidiaries and at Green Power Express which were $1.5 million lower than the same period in 2009, absent the impacts of the recognition of the regulatory assets in 2009.

Depreciation and amortization expenses of $65.5 million decreased by $6.8 million during the nine months ended September 30, 2010, compared to the same period in 2009. This decrease was due the reduced depreciation rates that went into effect at ITCTransmission and METC in the third and fourth quarters of 2009, respectively. In addition, the decrease was partially attributable to lower depreciation expense at ITC Midwest due primarily to the FERC approval in July 2010 of a depreciation study for ITC Midwest which revised the depreciation rates used to calculate depreciation expense for the entire 2010 calendar year.
Interest expense of $106.5 million increased $9.8 million in the first nine months of 2010 compared to the same period in 2009, due primarily to higher borrowing levels to finance capital expenditures.
The effective income tax rate for the nine months ended September 30, 2010 was 36.7 percent compared to 37.5 percent in 2009.
Third Quarter Conference Call
ITC will conduct a conference call to discuss third quarter and year-to-date 2010 earnings results at 11:00 a.m. ET on October 28, 2010. Joseph L. Welch, chairman, president and CEO, will provide a business overview, and Cameron M. Bready, senior vice president, treasurer and CFO, will discuss the financial results. Individuals wishing to participate in the conference call may dial toll-free (877) 644-1296 (domestic) or (914) 495-8555 (international); there is no passcode. A listen-only live audio webcast of the conference call will be available on the company’s investor information page at http://investor.itc-holdings.com/events.cfm. The conference call replay, available through Tuesday, November 2, 2010, can be accessed by dialing toll-free (800) 642-1687 (domestic) or (706) 645-9291 (international), passcode 17923639. The webcast will also be archived on the ITC website at http://investor.itc-holdings.com/events.cfm.
Other Available Information
More detail about the 2010 third quarter results and year-to-date results may be found in ITC’s Form 10-Q filing. Once filed with the Securities and Exchange Commission, an electronic copy of our 10-Q can be found at our website, http://investor.itc-holdings.com. Written copies can also be made available by contacting us either through our website or the phone listings below.
About ITC Holdings Corp.
ITC Holdings Corp. (NYSE: ITC) invests in the electricity transmission grid to improve electric reliability, expand access to markets, lower the overall cost of delivered energy and allow new generating resources to interconnect to its transmission systems. The largest independent electricity transmission company in the country, ITC operates high-voltage transmission systems in Michigan’s Lower Peninsula and portions of Iowa, Minnesota, Illinois, Missouri and Kansas, serving a combined peak load in excess of 25,000 megawatts through its regulated operating subsidiaries, ITCTransmission, Michigan Electric Transmission Company (METC), ITC Midwest and ITC Great Plains. ITC also focuses on new areas where significant transmission system improvements are needed through ITC Grid Development and its subsidiaries. For more information, please visit: http://www.itc-holdings.com. (itc-ITC)
Safe Harbor Statement
This press release contains certain statements that describe our management’s beliefs concerning future business conditions, plans and prospects, growth opportunities and the outlook for our business and the electricity transmission industry based upon information currently available. Such statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Wherever possible, we have identified these forward-looking statements by words such as “will,” “may,” “anticipates,” “believes,” “intends,” “estimates,” “expects,” “projects” and similar phrases. These forward-looking statements are based upon assumptions our management believes are reasonable. Such forward looking statements are subject to risks and uncertainties which could cause our actual results, performance and achievements to differ materially from those expressed in, or implied by, these statements, including, among others, the risks and uncertainties disclosed in our annual report on Form 10-K and our quarterly reports on Form 10-Q filed with the Securities and Exchange Commission from time to time.
Because our forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different and any or all of our forward-looking statements may turn out to be wrong. Forward-looking statements speak only as of the date made and can be affected by assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this release and in our annual and quarterly reports will be important in determining future results. Consequently, we cannot assure you that our expectations or forecasts expressed in such forward-looking statements will be achieved. Actual future results may vary materially. Except as required by law, we undertake no obligation to publicly update any of our forward-looking or other statements, whether as a result of new information, future events, or otherwise.
Investor/Analyst contact: Gretchen Holloway (248.946.3595, gholloway@itctransco.com) Media contact: Louise Beller (248.946.3479, lbeller@itctransco.com)

ITC HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended		Nine months ended
	September 30,		September 30,
(in thousands, except per share data)	2010	2009	2010	2009
OPERATING REVENUES	$178,020	$151,328	$507,776	$464,507

OPERATING EXPENSES

Operation and maintenance	33,748	22,132	85,971	67,792
General and administrative	18,199	9,507	53,393	49,653
Depreciation and amortization	20,856	19,590	65,538	72,325
Taxes other than income taxes	12,143	11,049	36,077	32,759
Other operating income and expense — net	(139)	(7)	(622)	(7)

Total operating expenses	84,807	62,271	240,317	222,522

OPERATING INCOME	93,213	89,057	267,459	241,985

OTHER EXPENSES (INCOME)

Interest expense	36,088	32,412	106,450	96,666
Allowance for equity funds used during construction	(3,585)	(3,764)	(10,163)	(9,762)
Other income	(878)	(738)	(2,550)	(2,125)
Other expense	586	521	1,617	1,487

Total other expenses (income)	32,211	28,431	95,354	86,266

INCOME BEFORE INCOME TAXES	61,002	60,626	172,105	155,719

INCOME TAX PROVISION	22,608	22,808	63,206	58,383

NET INCOME	$38,394	$37,818	$108,899	$97,336

Basic earnings per common share	$0.76	$0.76	$2.17	$1.95
Diluted earnings per common share	$0.75	$0.74	$2.13	$1.92

Dividends declared per common share	$0.335	$0.320	$0.975	$0.930

ITC HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

	September 30,	December 31,
(in thousands, except share data)	2010	2009
ASSETS
Current assets
Cash and cash equivalents	$74,263	$74,853
Accounts receivable	89,454	72,352
Inventory	42,639	36,834
Deferred income taxes	29,642	23,859
Regulatory assets — revenue accrual, including accrued interest	39,687	82,871
Other	6,257	3,244

Total current assets	281,942	294,013

Property, plant and equipment (net of accumulated depreciation and amortization of $1,116,060 and $1,051,045, respectively)	2,768,971	2,542,064
Other assets
Goodwill	950,163	950,163
Intangible assets (net of accumulated amortization of $11,406 and $9,095, respectively)	49,755	51,987
Regulatory assets — revenue accrual, including accrued interest	6,838	20,406

Other regulatory assets	134,095	134,924
Deferred financing fees (net of accumulated amortization of $11,082 and $9,616, respectively)	20,554	21,672
Other	17,224	14,487

Total other assets	1,178,629	1,193,639

TOTAL ASSETS	$4,229,542	$4,029,716

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$67,586	$43,508
Accrued payroll	12,801	13,648
Accrued interest	23,225	39,099
Accrued taxes	10,138	21,188
Regulatory liabilities — revenue deferral, including accrued interest	10,353	—
Refundable deposits from generators for transmission network upgrades	26,134	25,891
Other	3,419	3,344

Total current liabilities	153,656	146,678

Accrued pension and postretirement liabilities	29,502	31,158
Deferred income taxes	324,124	255,516
Regulatory liabilities — revenue deferral, including accrued interest	63,549	10,238
Regulatory liabilities — accrued asset removal costs	91,297	112,430
Refundable deposits from generators for transmission network upgrades	6,804	17,664
Other	12,181	10,111
Long-term debt	2,460,180	2,434,398
Commitments and contingent liabilities

STOCKHOLDERS’ EQUITY
Common stock, without par value, 100,000,000 shares authorized, 50,633,705 and 50,084,061 shares issued and outstanding at September 30, 2010 and December 31, 2009, respectively	879,360	862,512
Retained earnings	209,606	149,776
Accumulated other comprehensive loss	(717)	(765)

Total stockholders’ equity	1,088,249	1,011,523

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,229,542	$4,029,716

ITC HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine months ended
	September 30,
(in thousands)	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$108,899	$97,336
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	65,538	72,325
Revenue accrual and deferral — including accrued interest	120,416	16,861
Deferred income tax expense	56,768	57,330
Allowance for equity funds used during construction	(10,163)	(9,762)
Recognition of ITC Great Plains regulatory assets	—	(8,191)
Other	10,077	8,260
Changes in assets and liabilities, exclusive of changes shown separately:
Accounts receivable	(18,091)	(4,717)
Inventory	(5,805)	(10,130)
Other current assets	(3,013)	(799)
Accounts payable	5,372	(5,360)
Accrued payroll	(223)	234
Accrued interest	(15,874)	(18,817)
Accrued taxes	(9,742)	(8,038)
Other current liabilities	76	(2,713)
Other non-current assets and liabilities, net	(6,567)	2,896

Net cash provided by operating activities	297,668	186,715

CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property, plant and equipment	(270,183)	(327,611)
Proceeds from sale of securities	14,576	920
Purchases of securities	(14,587)	(1,255)
Other	(78)	(2,585)

Net cash used in investing activities	(270,272)	(330,531)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of long-term debt	90,000	100,000
Borrowings under revolving credit agreements	329,027	482,466
Repayments of revolving credit agreements	(393,593)	(426,529)
Issuance of common stock	7,049	2,324
Dividends on common stock	(49,064)	(46,389)
Refundable deposits from generators for transmission network upgrades	16,203	35,188
Repayment of refundable deposits from generators for transmission network upgrades	(26,567)	(5,228)
Other	(1,041)	(1,945)

Net cash (used in) provided by financing activities	(27,986)	139,887

NET DECREASE IN CASH AND CASH EQUIVALENTS	(590)	(3,929)

CASH AND CASH EQUIVALENTS — Beginning of period	74,853	58,110

CASH AND CASH EQUIVALENTS — End of period	$74,263	$54,181